Contact:
Patriot National Bank
900 Bedford Street
Stamford, CT 06901
Charles F. Howell
President and CEO
Robert F. O’Connell
SEVP & CFO
(203) 324-7500

FOR IMMEDIATE RELEASE

PATRIOT NATIONAL BANCORP, INC. ANNOUNCES ITS QUARTERLY DIVIDEND

Stamford, CT, September 22, 2005. Patriot National Bancorp, Inc. (NASDAQ Small Cap "PNBK"), the parent of Patriot National Bank, announced that it has declared a quarterly dividend on its Common Stock.

The dividend will be paid to the shareholders of record on the dividend record date of October 4, 2005 and will be payable on October 18, 2005.

Shares issued in the Patriot National Bancorp rights offering that ended September 9, 2005 will be eligible for the above referenced dividend. The dividend, in the amount of $0.04 per share, will be payable on October 18, 2005 to shareholders of record as of the close of business on October 4, 2005.